Exhibit 99.1

ENERGY TRANSFER PARTNERS AND ENERGY TRANSFER EQUITY ANNOUNCE FINAL TERMS OF BAKKEN PIPELINE PROJECT AND SXL GP/IDR EXCHANGE

DALLAS, December 23, 2014 – Energy Transfer Partners, L.P. (NYSE: ETP) and Energy Transfer Equity, L.P. (NYSE: ETE) announced today that the conflicts committees and the Boards of Directors of ETP and ETE have approved the final terms of the previously announced transaction involving the Bakken pipeline project (“Bakken Pipeline”) and Sunoco Logistics Partners L.P. (NYSE: SXL) general partner interest (GP) and incentive distribution rights (IDR) exchange.

In the transaction, ETP will receive for redemption the 30.8 million ETP common units currently owned by ETE, ETE’s 45% interest in the Bakken Pipeline, and $879 million in cash, plus reimbursement for development expenses related to the Bakken Pipeline, in exchange for an additional 40% interest in the SXL GP/IDRs represented by additional Class H units to be issued by ETP. In addition, ETP and ETE have agreed to reduce existing IDR subsidies from ETE to ETP by $55 million in 2015 and $30 million in 2016 (see updated IDR subsidy schedule in Exhibit A below).

The transaction is expected to close in February 2015 after the record date for fourth quarter distributions on both the SXL GP interest and IDRs and ETP common units, but will be effective as of January 1, 2015.

Barclays Capital Inc. acted as financial advisor to the ETP conflicts committee. Vinson & Elkins LLP acted as legal advisor to ETP and Richards Layton & Finger, P.A. acted as legal advisor to the ETP conflicts committee.

Goldman, Sachs & Co. acted as financial advisor to the ETE conflicts committee. Latham & Watkins LLP acted as legal advisor to ETE and Potter Anderson & Corroon LLP acted as legal advisor to the ETE conflicts committee.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 44% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 30.8 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 57.2 million RGP common units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our web site at www.energytransfer.com.

Contacts

Investor Relations:

Energy Transfer

Brent Ratliff

214-981-0700 (office)

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785 (office)

214-498-9272 (cell)

EXHIBIT A

Net IDR Subsidies from ETE to ETP ($ millions)

	2015	2016	2017	2018	2019
Q1	$7.50	$19.25	$21.25	$20.00	$17.50
Q2	$7.50	$19.25	$21.25	$20.00	$17.50
Q3	$8.00	$19.25	$21.25	$20.00	$17.50
Q4	$8.00	$19.25	$21.25	$20.00	$17.50

FYE	$31.00	$77.00	$85.00	$80.00	$70.00

Note: The IDR subsidy from ETE in connection with the acquisition of Susser Holdings Corp. of $35 million per year will continue through the quarter ending June 30, 2024, subject to earlier termination in the event ETE and ETP execute a transaction involving the Sunoco LP (NYSE: SUN) GP interest and IDRs. Previously agreed to management fees have not changed.